PINEBRIDGE MUTUAL FUNDS
AMENDED AND RESTATED
CLASS R
DISTRIBUTION PLAN

Last Approved:  November 9, 2011

WHEREAS, the PineBridge Mutual Funds (the “Trust”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust, on behalf of its one or more designated series presently existing or hereafter established (hereinafter referred to as “Funds”), desires to adopt a Class R Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Trust and the Class R shareholders; and

WHEREAS, the Trust employs a registered broker-dealer as distributor of the securities of which it is the issuer (“Distributor”);

NOW, THEREFORE, the Trust, with respect to its Funds’ Class R shares, hereby adopts this Distribution Plan (the “Plan”) in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

1. Payment of Fees

The Trust is authorized to pay to the Distributor and/or other parties (which need not be registered broker-dealers) distribution and/or service fees for each Fund listed on Schedule A of this Plan, as such schedule may be amended from time to time, on an annualized basis, at such rates as shall be determined from time to time by the Board of Trustees up to the maximum rates set forth in Schedule A, as such schedule may be amended from time to time.  Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as shall be determined or ratified by the Board.  The distribution and service fees shall be payable by the Trust on behalf of a Fund regardless of whether those fees exceed or are less than the actual expenses incurred by the Distributor and/or other applicable parties with respect to such Fund in a particular year.

2. Distribution and Service Expenses

The fee authorized by Paragraph 1 of this Plan shall be paid pursuant to an appropriate agreement in payment for any activities or expenses intended to result in the sale and/or retention of Trust shares, including, but not limited to, (a) compensation paid to registered representatives of the Distributor and to participating dealers or to any other persons that have entered into selling agreements with the Distributor or the Trust, (b) salaries and other expenses of the Distributor or other parties relating to selling or servicing efforts, (c) expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, (d) preparation and distribution of advertising materials and sales literature and other sales promotion expenses, and/or (e) ongoing services to shareholders which facilitate the continued retention of investors as shareholders of a Fund.

3.  Additional Compensation

This Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor.

4.  Third Party Expenses

Nothing in this Plan shall operate or be construed to limit the extent to which the Trust's investment adviser or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of shares of beneficial interest in a Fund.  The Trust’s investment adviser and other parties may from time to time make payments to third parties out of their advisory or other fees, including payments of fees for shareholder servicing and transfer agency functions.  If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of shares issued by a Fund within the context of Rule 12b-1 under the Investment Company Act, such payments shall be authorized by this Plan.

5.  Board Approval

This Plan shall not take effect with respect to any Fund until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) those members of the Board who are not “interested persons” of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

6.  Renewal of Plan

This Plan shall continue in full force and effect with respect to a Fund for successive periods of one year from its approval as set forth in Paragraphs 5 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 5.

7.  Reports

To the extent required by the reporting requirements of Rule 12b-1, the Distributor or other appropriate party shall provide to the Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.  Termination

This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of such Fund, voting separately from any other Fund of the Trust.

9.  Amendments

Any change to the Plan that would materially increase the distribution costs to a Fund may not be instituted unless such amendment is approved in the manner provided for Board approval in Paragraph 5 hereof and approved by a vote of at least a majority of such Fund’s outstanding voting securities, as defined in the Investment Company Act, voting separately from any other Fund of the Trust.  Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 5 hereof.

10.  Fund Governance

While this Plan is in effect, the Board of Trustees shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Investment Company Act to the extent applicable.

11.  Records

The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

PINEBRIDGE MUTUAL FUNDS

CLASS R
DISTRIBUTION PLAN

SCHEDULE A

This Class R Distribution Plan (the “Plan”) is adopted pursuant to Paragraph 1 of the Plan for the following Funds:

PineBridge US Micro Cap Growth Fund
PineBridge US Small Cap Growth Fund
PineBridge US 25 Equity Fund
PineBridge Merger Arbitrage Fund

Pursuant to Paragraph 1 of the Plan, the maximum annualized fee rate for each such Fund is 0.35% of the Fund’s average daily net assets.